Exhibit 99.1

[HALOZYME THERAPEUTICS, INC. LOGO]

Halozyme Contact	Media Contact
Robert H. Uhl Senior Director, Investor Relations (858) 704-8264 ruhl@halozyme.com	Karen Sparks / Joleen Schultz Mentus (858) 455-5500, x275/x215 karen@mentus.com jschultz@mentus.com

HALOZYME THERAPEUTICS REPORTS 2008 SECOND QUARTER
FINANCIAL RESULTS

SAN DIEGO, August 8, 2008 – Halozyme Therapeutics, Inc. (Nasdaq: HALO), a biopharmaceutical company developing and commercializing products targeting the extracellular matrix, today reported financial results for the three and six months ended June 30, 2008.

“As we’ve previously stated, we continue to increase our focus and resources on our proprietary programs that target large markets. Now we are beginning to see tangible results of that effort. Data from recent presentations at medical conferences validates the strength of our technology platform across multiple therapeutic areas,” said Jonathan Lim, MD, President and CEO of Halozyme. “For example, Phase I clinical results showed faster absorption and onset for insulin when co-administered with our PH20 enzyme, a profile more similar to the body’s own natural insulin. This could lead to the development of a best-in-class product. We have also demonstrated in animal models significant tumor suppression for PEGPH20 plus chemotherapy and controlled degradation of a structural component of the skin with HTI-501 that may prove beneficial in various dermatologic conditions. Over the next six months, we plan to initiate additional clinical trials to enhance the value of our pipeline.”

Recent Scientific Achievements

•	Presentation of Phase I clinical results from the Company’s diabetes mellitus program at the American Diabetes Association’s 68th Scientific Sessions. The data showed that combining the Company’s proprietary recombinant human hyaluronidase enzyme (rHuPH20) with Humulin R® (regular insulin human) or Humalog® (insulin lispro) yielded pharmacokinetics and glucodynamics that better mimicked physiologic prandial (mealtime) insulin release and activity than Humulin R or Humalog alone. Statistically significant pharmacokinetic (PK) and glucodynamic (GD) improvements observed in the study include: Significantly faster systemic absorption of each insulin starting with the first observation time point of three minutes after injection, faster and greater glucose lowering activity early after injection, greater peak insulin levels for the same dose administered, lower variability of key PK and GD variables across subjects, and improvement for rHuPH20 in combination with Humulin across all parameters when compared to Humalog alone.

•	Release of Chemophase® Phase I/IIa clinical results from a continuing clinical trial in the treatment of superficial bladder cancer. Based on the results, the Chemophase combination treatment of mitomycin plus the rHuPH20 enzyme was well tolerated and appears safe. The study reported no dose-limiting toxicities and no observed side effects attributable to the enzyme, and established the dose for subsequent clinical trials, therefore achieving the pre-defined primary objective of the study. In addition, there were no neutralizing antibodies to rHuPH20 detected and the plasma concentration of mitomycin was either non-measureable or negligible and well below the threshold that may be predictive for myelosuppression (a decrease in bone marrow activity, resulting in fewer red blood cells, white blood cells, and platelets).

•	New findings of positive pre-clinical animal efficacy data for pegylated-rHuPH20 enzyme (PEGPH20) at the American Association for Cancer Research (AACR) Translational Cancer Medicine meeting in Monterey, CA. The study showed that treatment of hormone resistant human prostate cancer in tumor bearing mouse models with intravenous PEGPH20 in combination with the chemotherapeutic drugs, docetaxel (Taxotere®) or liposomal doxorubicin (Doxil®) resulted in a substantial increase in anti-tumor activity. The docetaxel combination treatment demonstrated significantly enhanced survival compared to treatment with the chemotherapeutic agent alone. The effects of PEGPH20 were selective to prostate tumors producing hyaluronan, consistent with the selective reduction of tumor interstitial fluid pressure. Treatment with PEGPH20 was well tolerated without significant increases in neutropenia (depletion of neutrophils, a type of white blood cell) compared to chemotherapy alone.

•	New pre-clinical findings on the controlled modification of the extracellular matrix with HTI-501 at the European Society for Dermatological Research and Japanese Society for Investigative Dermatology. HTI-501, a new recombinant human lysosomal proteinase that could provide an effective dermatologic treatment by targeting and degrading the fibrous components of the extracellular matrix in a highly controlled fashion. This new molecular entity is being explored as a potential solution for medical, as well as aesthetic, dermatology indications for which surgery may be impractical, such as cellulite and certain forms of scarring. HTI-501 works by a process called enzymatic subscision, which involves degradation of fibrous septae (or cords) in a controllable and predictable manner to release skin tissue from the fibrous cords and smooth out the surface contour. It could be especially beneficial in aesthetic dermatology indications.

Second Quarter 2008 Financial Results

•	Net loss for the second quarter of 2008 was $11.0 million, or $0.14 per share, compared with a net loss for the second quarter of 2007 of $4.8 million, or $0.07 per share. Net loss for the six months ended June 30, 2008 was $21.0 million, or $0.27 per share, compared with a net loss of $8.2 million, or $0.11 per share, for the comparable period last year.

•	Revenues for the second quarter of 2008 were $1.4 million, compared with $709,000 for the second quarter of 2007. Revenues under collaborative agreements for the second quarter of 2008 were $1.4 million, compared with $539,000 for the second quarter of 2007. Revenues under collaborative agreements in 2008 primarily consisted of the amortization of upfront fees received from Baxter and Roche of $588,000 and research and development reimbursements from Baxter of $554,000 and Roche of $210,000. Cumulase® product sales for the second quarter of 2008 were $48,000, compared with $139,000 for the second quarter of 2007.

•	Research and development expenses for the second quarter of 2008 were $8.9 million, compared with $4.1 million for the second quarter of 2007, reflecting increased compensation expenses including share-based compensation expenses, research and development spending on the Company’s Insulin, Bisphosphonates, and PEG PH20 clinical and pre-clinical programs, and production costs associated with the manufacturing scale-up of the Company’s rHuPH20 enzyme.

•	Selling, general and administrative expenses for the second quarter of 2008 were $3.8 million, compared with $2.4 million for the second quarter of 2007, reflecting increases in compensation expenses including share-based compensation expenses, as well as higher legal and facilities expenses compared with the prior-year quarter.

•	Cash and cash equivalents were $82.4 million as of June 30, 2008, compared with $97.7 million as of December 31, 2007.

Conference Call

Halozyme management will host a pipeline update conference call today to discuss these topics beginning at 8:00 a.m. PT (11:00 a.m. ET). To participate via telephone, please call 888-256-9044 for domestic callers, or 706-643-5585 for international callers. A telephone replay will be available for 48 hours by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers. The reservation number is 44830661. The conference call will be broadcast live over the Internet at www.halozyme.com and the replay will be available on the Company’s website for 30 days.

About HYLENEX

HYLENEX recombinant (hyaluronidase human injection) is indicated as an adjuvant to increase the absorption and dispersion of other injected drugs, as an adjuvant for subcutaneous fluid administration (hypodermoclysis), and as an adjunct in subcutaneous urography for improving resorption of radiopaque agents. Hyaluronidase is contraindicated in patients with hypersensitivity to hyaluronidase enzyme or any other ingredients in the formulation. Hyaluronidase should not be used to enhance the absorption and dispersion of dopamine and/or alpha agonist drugs. Discontinue HYLENEX recombinant if sensitization occurs. Hyaluronidase should not be applied directly to the cornea, and should not be injected around infected or acutely inflamed areas, nor used to reduce the swelling of bites or stings. Hyaluronidase should not be used for intravenous injections because the enzyme is rapidly inactivated. Furosemide, the benzodiazepines, and phenytoin are incompatible with hyaluronidase. Please see accompanying package insert at www.hylenex.com for full Prescribing Information.

About Halozyme Therapeutics, Inc.

Halozyme is a biopharmaceutical company developing and commercializing products targeting the extracellular matrix for the drug delivery, metabolism, oncology and dermatology markets. The company’s portfolio of products and product candidates is based on intellectual property covering the family of human enzymes known as hyaluronidases. The company’s Enhanze™ Technology is a novel drug delivery platform designed to increase the absorption and dispersion of biologics. Its key partnerships are with Roche to apply Enhanze Technology to Roche’s biological therapeutic compounds for up to 13 targets and with Baxter to apply Enhanze Technology to Baxter’s biological therapeutic compound, GAMMAGARD LIQUID 10%. In addition, the company has received FDA approval for two products: Cumulase®, for use in in-vitro fertilization, and HYLENEX, for use as an adjuvant to increase the absorption and dispersion of other injected drugs and fluids. HYLENEX is partnered with Baxter International Inc. The Company also has a number of different enzymes in its portfolio that are targeting significant areas of unmet need.

Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements relating to an insulin product and conclusions and implications drawn from clinical and pre-clinical trial data) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the company’s reports on Forms 10-K, 10-Q, and other filings with the Securities and Exchange Commission.

HALOZYME THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – UNAUDITED
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
REVENUES:
Revenues under collaborative agreements	$1,351,492	$539,434	$3,015,572	$1,162,563
Product sales	82,727	169,082	224,165	356,168

Total Revenues	1,434,219	708,516	3,239,737	1,518,731

OPERATING EXPENSES:
Cost of product sales	37,126	75,518	74,316	151,746
Research and development	8,925,488	4,083,885	17,369,679	6,913,249
Selling, general and administrative	3,846,175	2,381,827	8,003,778	4,366,861

Total Operating Expenses	12,808,789	6,541,230	25,447,773	11,431,856

LOSS FROM OPERATIONS	(11,374,570)	(5,832,714)	(22,208,036)	(9,913,125)
Interest income	372,180	1,031,007	1,251,649	1,754,114

NET LOSS	$(11,002,390)	$(4,801,707)	$(20,956,387)	$(8,159,011)

Basic and diluted net loss per share	$(0.14)	$(0.07)	$(0.27)	$(0.11)

Shares used in computing net loss per share, basic and diluted	79,454,496	73,217,967	78,923,520	71,610,380

HALOZYME THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2008 AND DECEMBER 31, 2007

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS:
Cash and cash equivalents	$82,410,139	$97,679,085
Accounts receivable	1,160,990	779,825
Inventory	649,254	703,468
Prepaid expenses and other assets	1,895,820	2,014,680

Total current assets	86,116,203	101,177,058
Property and equipment, net	2,439,765	2,283,316

Total Assets	$88,555,968	$103,460,374

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable	$2,814,512	$3,055,637
Accrued expenses	3,338,896	2,502,259
Deferred revenue	3,255,461	3,306,225

Total current liabilities	9,408,869	8,864,121
Deferred revenue, net of current portion	38,376,170	35,963,266
Deferred rent, net of current portion	1,116,892	865,063
Stockholders’ equity:
Common stock	80,099	77,904
Additional paid-in capital	125,525,748	122,685,443
Accumulated deficit	(85,951,810)	(64,995,423)

Total stockholders’ equity	39,654,037	57,767,924

Total Liabilities and Stockholders’ Equity	$88,555,968	$103,460,374

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